Exhibit 99.2

Alberton Acquisition Corporation Announces

Extension of the Deadline for an Initial Business Combination

New York, October 22, 2019 /PRNewswire/ -- Alberton Acquisition Corporation (the “Company” or “Alberton”) (NASDAQ: “ALAC”) today announced that the Company has deposited into its trust account (the “Trust Account”) an aggregate of $1,148,799.20, representing $0.10 per public share of the Company, in order to extend the period of time the Company has to consummate a business combination by three months to January 24, 2020.

The Management will have the option, but no obligation, to extend such period an additional one time, by an additional three months, up to April 24, 2020, by depositing an aggregate of an additional $1,148,799.20 into the Trust Account, representing an additional $0.10 per public share, in connection with such additional extensions

About ALAC

ALAC is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. On September 13, 2019, ALAC entered into a non-binding letter of intent to consummate a potential business combination with Global Nature Investment Holdings Limited, a wholly owned subsidiary of CITIC Capital, an investment advisory firm that manages over US$26 billion of capital through its multi-asset class platform. For further information about such transaction, please refer to ALAC’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected, including the funding of the Trust Account to further extend the period for the ALAC to consummate an initial business combination, if needed. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks”, “may”, “might”, “plan”, “possible”, “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect ALAC management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. In addition, please refer to the Risk Factors section of ALAC’s Form 10-K, its Quarterly Reports on Form 10-Q for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. Except as expressly required by applicable securities law, ALAC disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Contacts

Alberton Acquisition Corp.

Bin Wang

Tel. +1 (917) 202-8028

Email: ben@albertoncorp.com